Exhibit 99.1

Florida Leaders Get Hands-On with AITX's RADDOG LE2, the AI-Powered
Robotic Dog Built for Law Enforcement

AITX's RAD Puts RADDOG LE2 in the Spotlight as Florida Officials Experience
AI-Powered Security

Detroit, Michigan, March 10, 2025 -- Florida lawmakers and public safety officials got a hands-on look at RADDOG™ LE2, the AI-powered robotic dog built for law enforcement, during its live demonstration at Tech Day at the Capitol® on Wednesday. Invited by the Florida Technology Council,  Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company"), (OTCPK:AITX), delivered a high-impact showcase of how AI-driven automation is reshaping public safety and security.

"Law enforcement effectiveness is enabled by technology for officer safety, situational de-escalation and citizen services, and AI-powered solutions like RADDOG LE2 deliver it all," said Troy McCanna, former FBI Special Agent and Chief Security Officer at RAD. "Seeing the excitement Florida's leaders engage with RADDOG LE2 firsthand was incredible. This technology is not just impressive, it is ready to support agencies in real-world scenarios today."

The Company aims to deliver 100 RADDOG LE2, proudly made at the Company's factory in Detroit, over the next many months, making a significant impact in public safety as well as Company performance.

During the event, Florida Chief Financial Officer Jimmy Patronis took the controls of RADDOG LE2, navigating the AI-powered robotic dog through the halls of the Florida State Capitol. The hands-on demonstration gave officials an up-close look at how RADDOG LE2 is effective in many real-world scenarios.

"Seeing a leader like Jimmy Patronis step in and take RADDOG LE2 for a test drive inside the Capitol was a defining moment," McCanna added. "It was a clear demonstration of his interest and how this device can help people and budgets in the coming years here in Florida."

Built to assist law enforcement officers, RADDOG LE2 delivers real-time intelligence, remote operation, and AI-powered situational awareness in a compact, mobile robotic platform. Equipped with advanced sensors, autonomous capabilities, and two-way communication, RADDOG LE2 provides officers with eyes, ears and a voice on the ground before they step into a situation.

Its ability to patrol, assess threats, and engage with individuals remotely makes it an ideal solution for search and rescue, de-escalation, perimeter security, and high-risk environments. Law enforcement agencies looking to enhance officer safety and operational efficiency are already exploring how RADDOG LE2 can be deployed in tactical operations, crisis response, and daily patrols.

While RADDOG LE2 was making its mark in Florida, Steve Reinharz, CEO/CTO of AITX and RAD, was in Washington, D.C., 'leading by giving' as he shared an offer of free firearm detection analytic with three legislators to start a school safety campaign. His discussions with policymakers reinforced the growing need for autonomous solutions that enhance public safety while reducing costs and risks for law enforcement agencies.

"It's clear that AI-driven security solutions are no longer the future, they are the present," said Reinharz. "As RADDOG LE2 demonstrated its capabilities at the Florida Capitol, I was in Washington, D.C., promoting aggressive school safety actions by offering our firearm detection analytic to public schools K-12 for free. Despite politics seeming forever mired in inertia I hope that this offer can bring everyone together for the greater good."

With growing interest from city, county, state and federal leaders, RADDOG LE2 is ready to support law enforcement agencies looking to integrate AI-powered automation into their operations. RAD continues to engage with agencies nationwide, offering live demonstrations and deployment opportunities to showcase how robotic solutions can enhance officer safety, improve response times, and optimize security operations.

Law enforcement and security professionals interested in a hands-on demonstration of RADDOG LE2 can contact RAD to schedule a personalized briefing and field test. RADDOG LE2 will be on display at ISC West in Las Vegas from March 31 through April 4 in RAD's booth #21131, where attendees can experience the next revolution in robotic law enforcement support.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz